Exhibit 5.01

OPINION OF COUNSEL

I am the General Counsel and Secretary of Brooke Corporation, a Kansas corporation (the “Company”) and in such capacity have acted as counsel for the Company in connection with the proposed registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), which may be issued by the Company pursuant to awards granted or to be granted under the 2006 Brooke Corporation Equity Incentive Plan (the “Plan”) or any successor plans thereto, as such Plan or successor plans may be amended from time to time. I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion.

I am admitted to practice law in the State of Kansas. The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Kansas, and to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon the foregoing, it is my opinion that:

1. The Company is duly organized, existing and in good standing under the laws of the State of Kansas.

2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares, and, when issued in accordance with awards granted or to be granted under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving this consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: December 22, 2006.

By:	/s/ James H. Ingraham
James H. Ingraham
General Counsel and Secretary Brooke Corporation